Exhibit 10.45

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made by and between DiamiR Biosciences Corp., a Delaware corporation (the “Company” or “DiamiR”) whose mailing address is 116 Village Boulevard, Princeton, New Jersey 08540 and Gary Anthony (the “Employee”), residing at [ ]. Employee and DiamiR are hereinunder sometimes referred to individually as a “Party” and collectively as “Parties”.

WHEREAS, DiamiR intends to enter into certain definitive agreements under which DiamiR’s shares will be acquired by Aptorum Group Ltd. (“Aptorum Group”) and become a wholly owned subsidiary of Aptorum Group (the “Merger”);

WHEREAS, as a condition of the definitive agreements, DiamiR will enter into a Management Services Agreement with Aptorum Therapeutics Limited (“Aptorum Therapeutics”);

WHEREAS, pursuant to the Management Services Agreement, Employee will provide services to Aptorum Therapeutics in his role as an Employee of DiamiR;

WHEREAS, DiamiR desires to employ Employee and to have the benefit of his skills and services under the terms of this Agreement, commencing on August 1, 2025 (the “Commencement Date”) upon and subject to the terms herein provided; and

WHEREAS, Employee is willing to agree to be employed by the Company upon and subject to the terms herein provided;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and in the Non-Disclosure, Non-Solicitation, and Intellectual Property Assignment Agreement (“Non-Disclosure and IP Assignment Agreement”), attached as Exhibit A and hereinafter defined, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Position. The terms of Employee’s position with the Company are as set forth below:

(a) Employee shall serve as Sr. Vice President and Chief Financial Officer (“CFO”) of DiamiR and shall have responsibilities, duties and authority normally ascribed to that position and all such other responsibilities, duties and authority assigned to Employee by the CEO and Board of the Company from time to time in its sole discretion. The Employee’s employment by DiamiR shall be part-time and non-exclusive. Employee may serve as consultant, or advisor or as a director of for-profit or not-for-profit business entities, for up to sixty percent (60%) of his professional time so long as such services do not impede Employee from completing his duties to the Company and do not create a conflict of interest for the Employee.

(b) Employee shall act at all times to promote the Company’s business and best interests. Employee shall devote sufficient amount of business time, labor, skill, undivided attention and best ability to the performance of his duties hereunder in a manner, which will faithfully and diligently further and expand the business and interests of the Company.

(c) Employee will directly report to the CEO and Board of the Company.

2. Employment Term. Unless the Employee’s employment shall sooner terminate pursuant to Section “4,” the Company shall employ the Employee for a term commencing on the Commencement Date and ending on the earlier of: (a) December 31, 2025 or (b) the closing of the aforementioned merger between DiamiR and Aptorum at which time, subject to approval of the post-Merger board of directors and compensation committee of Aptorum Group, Employee and Aptorum Group shall enter into an Employment Agreement, the terms to be negotiated and finalized prior to the closing date.

3. Termination.

(a) Accrued Obligations. Upon the termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive (i) any Base Salary that had accrued but had not been paid on or before the termination date; and (ii) any reimbursement due to Employee pursuant to Section 6(c) (collectively, the “Accrued Obligations”).

(b) Involuntary Termination. If Employee's employment is terminated by the Company without Cause (as defined herein) or if Employee resigns from Employee’s employment for Good Reason (as defined herein) (for purposes of clarity, a termination without Cause does not include a termination that occurs as a result of Employee’s death or disability), and provided that such termination constitutes a "separation from service" as defined in Treasury Regulation Section 1.409A-1(h) ("Separation") and Employee signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee's Separation (the “Deadline”), then in addition to the Accrued Obligations, the Company shall pay Employee 30 days of Base Salary Employee and un-reimbursement expenses, in cash, as salary continuation through that date. (“Severance Pay”). As a condition of receiving Severance Pay, Employee must, within two business days after Employee’s employment terminates for any reason, deliver written resignation(s) effective immediately upon delivery, from any and all positions and offices he holds with employer or any of its affiliates, or any board of directors thereof, including any officer or director positions with Aptorum Therapeutics. All unvested options, RSUs will automatically vest as a result of Involuntary termination/good cause termination.

(c) Termination for Cause, Death, or Disability. If Employee’s employment with the company terminates for Cause by the Company or due to Employee’s death or Total Disability, then all payments of compensation by the Company to Employee hereunder will terminate immediately (except Accrued Obligations). For purposes hereof, Employee shall be deemed to experience a Total Disability if he shall have been unable to perform his duties hereunder on a full-time basis for 60 consecutive days or longer, or for shorter periods aggregating 90 days in any 360-day period.

(d) Voluntary Termination. Employee may terminate his employment without Good Reason upon 15 days written notice, in which case and provided that such termination constitutes a "separation from service" as defined in Treasury Regulation Section 1.409A-1(h) (“Separation”) and Employee signs and does not revoke a general release of all claims inter form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee's Separation (the “Deadline”), Employee (or his estate or representative, as applicable) shall be paid the Accrued Obligations.

(e) Expiration of Term. Termination of this Agreement due to expiration on December 31, 2025 shall not be considered a termination without “Cause” or a resignation for “Good Reason,” and shall not entitle Employee to Severance Pay under this Agreement.

(f) Forfeiture of Rights. In the event that, subsequent to termination of Employee's employment hereunder, Employee breaches any of the employee nonsolicitation or customer nonsolicitation provisions of the Non-Disclosure and IP Assignment Agreement, in any material respect, all payments and benefits to which Employee may otherwise have been entitled to pursuant to this Section 4 hereof shall immediately terminate and be forfeited.

4. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as

(i)	Employee’s willful fraud upon, or deliberate injury or attempted injury, to the Company;

(ii)	Employee’s gross negligence or intentional misconduct with respect to the performance of Employee’s duties under this Agreement or any contract between Employee and the Company;

(iii)	conduct of Employee that, based upon a good faith and reasonable factual investigation and determination by an outside arbitrator, demonstrates Employee’s gross unfitness to serve, including continued or excessive absences or tardiness (not including authorized leaves or absence, FMLA leave, or absences that are a result of an accommodation under ADA) with such arbitrator to be chosen from five offered for that purpose by the American Arbitration Association (“AAA”) and the parties choosing the arbitrator through methods set by the AAA;

(iv)	Employee's material breach of: (x) this Agreement or the Non-Disclosure and IP Assignment Agreement or (y) any statutory (including fiduciary) duty of the Employee to the Company; provided, however, that no such termination under this subsection (iv) or (ii) above will be deemed to be a Termination for Cause unless the Company has provided Employee with written notice of what it reasonably believes are the grounds for any Termination for Cause and Employee fails to take appropriate remedial actions within ten (10) day period following receipt of such written notice.

(b) Good Reason. For purposes of this Agreement, “Good Reason” is defined as a voluntary resignation by Employee upon thirty (15) days prior written notice to the Company, within thirty (30) days following the occurrence of one or more of the following events without Employee’s prior written consent:

(i)	a material reduction of Employee’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith;

(ii)	a reduction of more than twenty percent (20%) of Employee’s Base Salary;

(iii)	a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure one or more of the foregoing events identified in such written notice, and only if the Company does not cure within that time shall there be Good Reason.

5. Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee the compensation as set forth herein.

Base Salary. Employee will be paid an initial annual base salary in the gross amount of $72,000 (Seventy-two Thousand Dollars) (“Base Salary”) less deductions and withholdings applicable to wages. The Base Salary will be paid monthly, in accordance with the Company’s regular payroll practices, starting on Commencement Date.

6. Benefits.

(a)  Benefit Plan – Health Insurance, Life Insurance, Retirement. Employee will be eligible to participate in DiamiR group health insurance program in accordance with its terms (which includes prescription benefits). Employee will also be eligible to participate in dental and vision plans in accordance with their terms, and DiamiR will cover the cost of Employee’s participation, while the cost of extending the coverage to Employee’s dependents will be covered by the Employee. The Company will also pay for Employee’s enrollment in group life insurance. The Company will match Employee’s 401(k) contributions up to 4% (four percent) pay Executive’s Base Salary. The Company reserves the right to amend, modify, or terminate any employee benefit plan at any time in accordance with applicable law.

(b)  Vacation; Sick Leave. Employee will be entitled to a pro-rata portion of twenty (20) days of paid time off per year. Vacation may not be taken before it is accrued during the current year. Employee shall coordinate his vacation plans with the CEO, so as not to endanger important projects, deliverables and deadlines of the Company.

(c)  Other Benefits. Expenses. The Company will provide Employee with standard business reimbursements subject to Company policies and procedures and with appropriate receipts.

7. Legal Employment, Non-Disclosure and IP Assignment Agreement. Employee’s acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Non-Disclosure and IP Assignment Agreement, a copy of which is annexed as Exhibit A for Employee’s review and execution, prior to or on Employee’s Commencement Date. This offer is further contingent upon the fact that Employee has proof that he is legally able to work in the United States.

8. Non-Solicitation. Employee agrees to the non-solicitation terms set forth in the Non-Disclosure Agreement.

9. Arbitration. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of New Jersey. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement is to be settled by arbitration in New Jersey in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The provisions of this Section 10 shall specifically survive the termination of this Agreement.

10. Miscellaneous.

(a) This Employment Agreement, together with the Schedules and Non-Disclosure Agreement, sets forth the terms of Employee’s employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Employment Agreement may not be modified, amended and no provision may be waived, except by a written agreement, signed by the Company and by Employee.

(b) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be lessened or reduced to the extent possible or will be severed and will not affect any other provision and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) This Agreement will be governed by New Jersey law without reference to rules of conflicts of laws.

(d) The waiver of any breach of any provision of this Employment Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Employment Agreement.

(e) This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Employee.

(f)   This Agreement may be executed in several original or facsimile or digital copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Facsimile or digitally transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

11. No Inconsistent Obligations. Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Employee is a party or by which the Employee is or may be bound. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

12. Survival. The provisions of this Agreement containing express survival clauses as well as the provisions of this Agreement which are intended to apply, operate or have effect after the expiration or termination of the term of this Agreement, or at a time when the term of this Agreement may have expired or terminated, shall survive the expiration or termination of the term of this Agreement for any reason.

13. Assistance in Litigation. Employee shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

14. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) upon confirmation of delivery when directed to the electronic mail address set forth below, if sent by electronic mail:

If to the Company:

Alidad Mireskandari

Chief Executive Officer

116 Village Boulevard

Princeton, New Jersey 08540

Email: amireskandari@diamirbio.com

If to Employee:

Gary Anthony
Address
Email: [ ]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE	DiamiR Biosciences Corp.

By:
Gary Anthony		Alidad Mireskandari, CEO

EXHIBIT A

NON-DISCLOSURE, NON-SOLICITATION, AND

INTELLECTURAL PROPERTY ASSIGNMENT AGREEMENT

This Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement (this “Agreement”), dated as of July xx, 2025, is made by and between DiamiR Biosciences Corp., a Delaware corporation (the “Company”) whose mailing address is 116 Village Boulevard, Princeton, New Jersey 08540 and Gary Anthony (the “Employee”), residing at [ ].

WHEREAS, Employee is continuing employment with the Company pursuant to that certain Employment Agreement executed by and between the Company and Employee on the date thereof (the “Employment Agreement”). Any terms not otherwise defined herein, shall have the meaning set forth in the Employment Agreement;

WHEREAS, the Company wishes to enter into this Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement (this “Agreement”) with Employee to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company and others with whom the Company does business and to avoid the solicitation by Employee of the Company’s customers, collaborators and other employees;

WHEREAS, Employee recognizes the Company’s need for this Agreement to protect the Company’s competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company, its Affiliates (as such term is defined below) and third parties, such as customers, collaborators, and partners;

WHEREAS, as a condition of the Employment Agreement, Employee has agreed to the terms and conditions hereof and has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for the Company’s execution of the Employment Agreement and to provide Employee with Confidential Information (as such term is defined below), as well as other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Scope.

Any references in this Agreement regarding Employee’s duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, work product, non-solicitation and noncompetition) include Employee’s obligation to the Company’s affiliated entities, which includes the Company’s parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an “Affiliate” and collectively, the “Affiliates”). Employee also understands that if he is assigned to perform any work or duties with or for the Affiliates, this Agreement shall apply. The word “cessation” in this Agreement refers to the ending of Employee’s employment with the Company.

2. Protection of Confidential Information.

(a) “Confidential Information” means information disclosed to Employee or known by Employee (including information conceived, originated, discovered, or developed in whole or in part by Employee), about the Company and/or the Company’s business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions, computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, information related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information the Company is under an obligation to keep confidential. The parties agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is in the public domain; (ii) information that, after disclosure by Company, becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information Employee is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case Employee shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Employee shall disclose only that portion of the Confidential Information that, in the opinion of the Company’s legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

(b) Employee acknowledges that all Confidential Information is, and for all times after the cessation of Employee’s employment shall remain, the property of the Company. Employee agrees that he shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained prior written permission from the Company, and to obtain such prior written permission whether during Employee’s employment or after termination of such employment, except as shall be necessary in the ordinary course of performing his duties as an employee of the Company in accordance with the Employment Agreement.

(c) Employee shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

3.  Ownership and Intellectual Property.

Employee agrees that all Confidential Information that results from work performed by Employee for the Company shall be the sole and exclusive property of the Company or its nominees, including without limitation any and all Confidential Information that comprises an invention or discovery by Employee, or an invention or discovery to which Employee has made a contribution, and whether or not any such invention or discovery is patentable (“Inventions”). Employee will and hereby does assign to the Company all of Employee’s rights in and to each and every Invention upon its creation, including without limitation (a) patents, patent applications, and patent rights throughout the world; (b) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information throughout the world; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired (collectively, "IP Rights"). The Company and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Employee further agrees (i) to assist the Company in every proper way to obtain and from time to time to enforce such IP Rights relating to Inventions, and (ii) to execute and deliver to the Company or its nominee upon request all such documents as the Company or its nominee may determine are necessary or appropriate, including without limitation assignments of inventions. Such documents may be necessary to: (a) vest in the Company or its nominee clear and marketable title in and to Inventions, (b) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions, or (c) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Employee's obligations pursuant to this Section shall continue beyond the termination of Employee's services for the Company, but the Company agrees to compensate Employee after the termination of such services at a reasonable rate for time actually spent or expenses incurred by Employee at the Company's request.

4.  Conflicts.

In keeping with Employee’s fiduciary duties to the Company, Employee agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Company, include, but are not limited to, the following:

●	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

●	accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Employee does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

●	appropriation by Employee or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

●	the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

5. this language is unacceptable….if a vendor decides not to work with Company after I leave that is not on me.

6. Non-Solicitation and Non-Hire of Employees. During Employee’s employment with the Company and for twelve (12) months after cessation of his employment with the Company, Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, solicit or induce any employee or consultant of the Company to leave his or her service with the Company, or assist in any manner in the recruitment or hiring of any such person.

7. Non-Disparagement. Employee agrees that he shall not, at any time, whether during or after cessation of Employee’s employment with the Company, publish any statement (orally or in writing) that libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company (or any of its Affiliates, or its other officers, managers, directors, partners or investment professionals).

8. Competitive Protection. Employee fully understands and realizes that the confidentiality, assignment and non-solicitation, and other terms and conditions of this Agreement shall bind and obligate Employee as described in this Agreement.

9. Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of Employee shall be and remain the property of Company and shall be promptly returned to Company or destroyed by Employee upon the Employee’s termination and/or upon Company’s request.

10. Severability. Each Section and the subparts of each Section herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the clauses contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such clause or clauses shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be coextensive with the maximum restrictions enforceable by the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

11. Survival. All obligations, duties, rights, remedies, express representations or other provisions required to give force and effect to this Agreement, or made in or given in this Agreement, which have accrued prior to cessation of Employee’s employment with the Company, shall survive the cessation of Employee’s employment with the Company and shall continue and remain in full force and effect in accordance with their respective terms, except where limited to the duration expressly stated therein.

12. Binding Agreement; Entire Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, heirs (in the case of the Employee) and assigns of the parties hereto. This Agreement, along with the Employment Agreement and the schedules thereto between the Company and Employee expresses the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements, letters of intent and understandings between the parties, and any and all promises, statements, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto, except for any existing confidentiality agreement between the parties. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws thereof.

14. Notices. Any notice a party is required or may desire to give pursuant to this Agreement shall be given in writing in accordance with the requirements of Section 9 of the Employment Agreement.

15. Waiver. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee and the Company.

16. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

17. Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by both of the parties.

18. Headings. The headings of the sections of this Agreement are used for convenience only and shall not be deemed to constitute a part or to affect the meaning of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement as of the date first written above.

EMPLOYEE	DiamiR Biosciences Corp.

By:
Gary Anthony		Alidad Mireskandari, CEO